                             STOCKHOLDER AGREEMENT


     STOCKHOLDER AGREEMENT (this "Agreement"), dated as of May 3, 2001, by and among EFTC CORPORATION, a Colorado corporation ("EFTC"), THAYER-BLUM FUNDING, L.L.C., a Delaware limited liability company ("TBF"), THAYER-BLUM FUNDING III, L.L.C., a Delaware limited liability company ("TBF III") and EXPRESS EMS CORPORATION, a newly-formed Delaware corporation with nominal capitalization, the issued and outstanding capital stock of which is nominally owned by EFTC ("Parent").

     WHEREAS, TBF owns a controlling interest in EFTC, and TBF III, an affiliate of TBF, owns Thayer-BLUM Funding II, L.L.C. ("TBF II"), which owns all of the outstanding capital stock of K*TEC Electronics Holding Corporation ("K*TEC");

     WHEREAS, because of the ownership of such interests in EFTC and K*TEC by affiliated entities the board of directors of EFTC formed a special committee (the "Special Committee") to evaluate a proposal by K*TEC to combine the business of EFTC and K*TEC;

     WHEREAS, the Boards of Directors of EFTC and K*TEC, the Special Committee and the sole member of TBF II deem it advisable and in the best interests of each entity and their respective equity owners that EFTC and TBF II combine in order to advance the interests of EFTC and TBF II and their respective shareholders and member;

     WHEREAS, the combination of EFTC and TBF II (the "Merger") shall be effected by the terms of the Amended and Restated Agreement and Plan of Merger by and among EFTC, Parent, K*TEC and TBF II (as amended from time to time prior to the Effective Time defined therein, the "Merger Agreement");

     WHEREAS, as a condition to EFTC's execution of the Merger Agreement, TBF and TBF III have agreed to execute this Agreement whereby, among other things, TBF agrees to convert the Senior Subordinated Convertible Note Due June 30, 2006, issued on August 23, 2000 by EFTC to TBF (the "Convertible Note") and all shares of EFTC's Series B Convertible Preferred Stock (the "Preferred Stock") into Common Stock of EFTC (the "Conversion Shares");

     WHEREAS, the parties hereto desire to amend and restate the Stockholder Agreement (the "Stockholder Agreement") dated as of May 2, 2001 by and among EFTC, TBF, TBF II and Parent to release TBF II and add TBF III as parties thereto and to reflect certain changes in the Merger Agreement: and

     NOW, THEREFORE, in connection with and in consideration of the foregoing and the Merger and the other transactions contemplated by the Merger Agreement, and the respective representations, warranties, covenants and agreements set forth below, the parties amend and restate the Stockholder Agreement, which is hereby superseded by this Agreement in its entirety, and hereby further agree as follows:

                                   ARTICLE I

                  DEFINITIONS; REPRESENTATIONS AND WARRANTIES

     Section 1.1. Defined Terms. All capitalized terms used herein and not defined shall have the meanings assigned to them in the Merger Agreement.

     Section 1.2. Representations and Warranties of TBF. TBF represents and warrants to EFTC as follows:

          (a) Ownership of Securities. TBF is the record and beneficial owner of the Convertible Note, the Preferred Stock and 5,625,000 additional shares of EFTC Common Stock (the "Additional Shares"). TBF now has (with respect to the Preferred Stock and

     Additional Shares) and will have (with respect to the Conversion Shares upon conversion of the Convertible Note and the Preferred Stock) sole voting power and sole power to issue instructions with respect to the voting of the Preferred Stock, the Additional Shares and the Conversion Shares, sole power of disposition, sole power of exercise or conversion and the sole power to demand appraisal rights, in each case with respect to the Convertible Note and all of the Preferred Stock, the Additional Shares and the Conversion Shares.

          (b) Power; Binding Agreement. TBF has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by TBF will not violate any other agreement to which TBF is a party including, without limitation, any trust agreement, voting agreement, stockholder's agreement or voting trust. This Agreement has been duly and validly executed and delivered by TBF and constitutes a valid and binding agreement of TBF, enforceable against TBF in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

          (c) No Conflicts. No filing (except for filings with the SEC) with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by TBF and the consummation by TBF of the transactions contemplated hereby and neither the execution and delivery of this Agreement by TBF nor the consummation by TBF of the transactions contemplated hereby nor compliance by TBF with any of the provisions hereof shall conflict with or result in any breach of any applicable limited liability company agreement or other organizational documents applicable to TBF, result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third-party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which TBF is a party or by which TBF's properties or assets may be bound or violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to TBF or any of TBF's properties or assets, except as would not have a material adverse effect on the ability of TBF to perform its obligations hereunder.

          (d) No Liens. The Additional Shares, the Preferred Stock and the Convertible Note are now, and the Conversion Shares upon conversion of the Preferred Stock and the Convertible Note will be, and at all times during the term hereof will be held by TBF, or by a nominee or custodian for the benefit of TBF, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any encumbrances arising hereunder and under applicable securities laws.

          (e) Tax Matters. To the best knowledge of TBF, after consulting with its tax advisors, neither TBF nor any of its Affiliates has taken or agreed to take any action which would (i) prevent the EFTC Merger from qualifying as a reorganization described in Section 368(a) of the Code and/or, taken together with the K*TEC Merger, as a transfer of property described in Section 351 of the Code to Parent by holders of EFTC Common Stock and TBF II Units or (ii) prevent the K*TEC Merger taken with the EFTC Merger from qualifying as a transfer of property described in Section 351 of the Code to Parent by holders of TBF II Units and EFTC Common Stock. TBF does not have a present plan, intention or arrangement to sell or otherwise dispose of Parent Common Stock received in the K*TEC Merger.

          (f) Hart-Scott-Rodino. No filing will be required by TBF under the HSR Act in connection with the transactions contemplated by the Merger Agreement because the "ultimate parent entity" (as such term is defined in the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR")) of TBF is the same as the ultimate parent entity of TBF III.

     Section 1.3. Representations and Warranties of TBF III. TBF III represents and warrants to EFTC as follows:

          (a) Ownership of Securities. TBF III owns all the membership interests in TBF II, which is the record and beneficial owner of all of the outstanding capital stock of K*TEC, consisting of 23,000,000 shares common stock of K*TEC, par value $.01 (the "K*TEC Shares"). TBF III has sole voting power and sole power to issue instructions with respect to the voting of the TBF II Units, sole power of disposition and sole power of exercise or conversion, in each case with respect to all of the TBF II Units.

          (b) Power; Binding Agreement. TBF III has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by TBF III will not violate any other agreement to which TBF III is a party including, without limitation, any trust agreement, voting agreement, stockholder's agreement or voting trust. This Agreement has been duly and validly executed and delivered by TBF III and constitutes a valid and binding agreement of TBF III, enforceable against TBF III in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

          (c) No Conflicts. No filing (except for filings with the SEC) with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by TBF III and the consummation by TBF III of the transactions contemplated hereby and neither the execution and delivery of this Agreement by TBF III nor the consummation by TBF III of the transactions contemplated hereby nor compliance by TBF III with any of the provisions hereof shall conflict with or result in any breach of any applicable limited liability company agreement or other organizational documents applicable to TBF III, result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third-party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which TBF III is a party or by which TBF III's properties or assets may be bound or violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to TBF III or any of TBF III's properties or assets, except as would not have a material adverse effect on the ability of TBF III to perform its obligations hereunder.

          (d) No Liens. TBF III represents that the TBF II Units are now, and at all times during the term hereof will be, held by TBF III, or by a nominee or custodian for the benefit of TBF III, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for encumbrances arising hereunder, and under applicable securities laws.

          (e) Tax Matters. To the best knowledge of TBF III, after consulting with its tax advisors, neither TBF III nor any of its Affiliates has taken or agreed to take any action which would (i) prevent the EFTC Merger from qualifying as a reorganization described in Section 368(a) of the Code and/or, taken together with the K*TEC Merger, as a transfer of property described in Section 351 of the Code to Parent by holders of EFTC Common Stock and TBF II Units or (ii) prevent the K*TEC Merger taken with the EFTC Merger from qualifying as a transfer of property described in Section 351 of the Code to Parent by holders of TBF II Units and EFTC Common Stock. TBF III does not have a present plan, intention or arrangement to sell or otherwise dispose of Parent Common Stock received in the K*TEC Merger.

          (f) Hart-Scott-Rodino. No filing will be required by TBF III or TBF II under the HSR Act in connection with the transactions contemplated by the Merger Agreement because the "ultimate parent entity" of TBF III is the same as the ultimate parent entity of TBF.

                                  ARTICLE II

                                    VOTING

     Section 2.1. Agreement to Vote Shares. At every meeting of the stockholders of EFTC called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the shareholders of EFTC with respect to any of the following, TBF shall vote or cause to be voted all of the Additional Shares, the Preferred Stock, the Conversion Shares or any other shares of EFTC's capital stock that TBF beneficially owns on the record date of any such vote (i) in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and (ii) against any action that would impede, interfere with, delay, postpone, or materially adversely affect the consummation of the Merger or the transactions contemplated by the Merger Agreement or this Agreement. TBF will retain at all times during the term hereof the right to vote the Additional Shares, the Preferred Stock and the

Conversion Shares (as applicable), in TBF's sole discretion, on all matters other than those in this Article II which are at any time or from time to time presented to EFTC's shareholders.


                                  ARTICLE III

                                   COVENANTS

     Section 3.1. Conversion of Securities. TBF shall, on or before May 31, 2001, (i) convert the Convertible Note into EFTC Common Stock in accordance with the terms of Section 8 of the Convertible Note and (ii) convert all shares of Preferred Stock into EFTC Common Stock in accordance with the terms of Section 4 of the Designations, Preferences, Limitations and Relative Rights of the Series B Convertible Preferred Stock of EFTC's Articles of Incorporation.

     Section 3.2.  Nasdaq Listing.

     (a) Except for the conversion of EFTC Common Stock pursuant to Section 2.1(c) of the Merger Agreement (the effect of which cannot be predetermined), each of Parent, TBF and TBF III agrees that it will take no affirmative action to delist the Common Stock of Parent, $0.01 par value, to be issued in connection with the Merger (the "Parent Common Stock") from the Nasdaq Stock Market. While continued listing of the Parent Common Stock on the Nasdaq National Market cannot be assured, each of Parent, TBF and TBF III agrees that following the Closing through September 30, 2010 (unless Parent has been the subject of a "Rule 13e-3 transaction" (as defined in Rule 13e-3 adopted under the Exchange Act), or has been sold to a third party unaffiliated with TBF or TBF III), (i) Parent will use commercially reasonable efforts (A) to maintain the listing of the Parent Common Stock on the Nasdaq National Market by complying with the non-quantitative designation criteria applicable to Nasdaq National Market issuers and to comply with any applicable minimum per share bid price by effecting a reverse stock split if necessary, and (B) to list the Parent Common Stock on the Nasdaq Small Cap Market if the Parent Common Stock is delisted or is in the process of being delisted from the Nasdaq National Market (although Parent will be required to satisfy only the non-quantitative designation criteria applicable to Nasdaq National Market issuers and any applicable minimum per share bid price by effecting a reverse stock split if necessary), and (ii) each of TBF and TBF III (and any successor) will use commercially reasonable efforts to cause Parent to comply with the non-quantitative designation criteria applicable to Nasdaq National Market issuers and to comply with any applicable minimum per share bid price by effecting a reverse stock split if necessary. Nothing herein shall prohibit TBF, TBF III or any of their Affiliates from proposing or effecting a Rule 13e-3 transaction if permitted under Section 3.2(b) hereof, or from causing Parent to enter into a sale with a third party unaffiliated with TBF or TBF III. Compliance with this continued listing requirement after March 31, 2004 may be waived by a majority of Parent's disinterested directors. If Parent lists the Parent Common Stock on the New York Stock Exchange (NYSE), the foregoing obligations shall apply to the continued listing of Parent Common Stock on the NYSE rather than the Nasdaq National Market.

     (b) Each of TBF and TBF III agrees that neither it (nor any successor) will take any action prior to December 31, 2001 to cause Parent to be the subject of a Rule 13e-3 transaction with an Affiliate of TBF or TBF III (or any successor) unless approved by a majority of disinterested directors of Parent.

     Section 3.3. Tax Matters. Each of TBF and TBF III agrees that neither it nor any of its Affiliates shall take any action, or fail to take any action, that would jeopardize the treatment of the EFTC Merger as a reorganization described in Section 368(a) of the Code and/or, taken together with the K*TEC Merger, as a transfer of property described in Section 351 of the Code to Parent by holders of EFTC Common Stock and TBF II Units or take any action, or fail to take any action, that would jeopardize the treatment of the K*TEC Merger, taken together with the EFTC Merger, as a transfer of property described in Section 351 of the Code to Parent by holders of TBF II Units or EFTC Common Stock. TBF and TBF III shall cause all tax returns filed by them and relating to the Mergers to be filed on the basis of treating the EFTC Merger as "reorganization" under Section 368(a) of the Code and/or tax-free contributions under Section 351 of the Code and the K*TEC Merger taken together with the EFTC Merger as a transfer of property described in Section 351 of the Code. Notwithstanding anything to the contrary contained in this Agreement, this Section 3.3 shall survive without limitation. Each of TBF and TBF III will deliver to Cooley Godward LLP, counsel to the Special Committee, representation letters in form and substance acceptable to such counsel in connection with the tax opinions delivered in accordance with Sections 5.4(e) and 6.2 of the Merger Agreement.

     Section 3.4. No Transfer of Securities. TBF agrees not to transfer the Convertible Note, the Preferred Stock, the Additional Shares or the Conversion Shares to any other person or entity prior to the Effective Time. TBF III agrees not to transfer the TBF II Units to any other person or entity prior to the Effective Time. Further, TBF III agrees not to permit TBF II to transfer the K*TEC Shares to any other person or entity prior to the Effective Time.

     Section 3.5. Indemnification by TBF III. TBF III agrees to indemnify and hold harmless Parent from and against any and all loss caused by any material breach of TBF II's representation and warranty set forth in Section 4.5A of the Merger Agreement.

                                   ARTICLE IV

                                 MISCELLANEOUS

     Section 4.1. Waiver of Restrictive Covenants in Convertible Note. TBF hereby waives compliance by EFTC with those restrictions, covenants and other obligations contained in the Convertible Note, including without limitation those found in Sections 5(j), 5(p) and 5(s), that would otherwise be violated as a result of EFTC's execution of the Merger Agreement and performance of its obligations thereunder.

     Section 4.2.  Termination, Amendment and Waiver Prior to the Effective
Time.

     (a) Prior to the Effective Time, this Agreement shall automatically terminate upon termination of the Merger Agreement in accordance with its terms. If this Agreement is terminated after the conversion of the Convertible Note and the Preferred Stock in accordance with Section 3.1 hereof, TBF shall have no right to rescind such conversion.

     (b) Prior to the Effective Time, this Agreement may be amended, and compliance with any provision herein may be waived, only by a writing executed by TBF, TBF III and EFTC; provided, however, that any material amendment or waiver must be approved by the Special Committee.

     Section 4.3. Termination, Amendment and Waiver After the Effective Time. After the Effective Time, any provision of this Agreement may be amended or waived only by a writing executed by TBF, TBF III and Parent; provided, however, that any amendment or waiver materially affecting the rights of Parent's stockholders other than TBF or TBF III must be approved by a majority of Parent's disinterested directors.

     Section 4.4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or one business day after sent by a recognized overnight delivery service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to EFTC, to

                              EFTC Corporation
                              2401 West Grandview
                              Phoenix, AZ 85023
                              Attn: James K. Bass
                              Telecopy: (602) 282-8794

                              with copies to

                              Mr. Allan S. Braswell, Jr.
                              11 W. Ranch Road
                              Morrison, CO 80465
                              Telecopy: (303) 697-2657

                              and to

                              Cooley Godward LLP
                              1200 17/th/ Street, Suite 2100
                              Denver, CO 80202-2657
                              Attn: Francis R. Wheeler, Esq.
                              Telecopy: (303) 606-4899

     (b) if to Parent, to

                              c/o EFTC Corporation
                              2401 West Grandview
                              Phoenix, AZ 85023
                              Attn: James K. Bass
                              Telecopy: (602) 282-8794

                              with a copy to:

                              Greenberg Traurig
                              2375 Camelback Road
                              Suite 700
                              Phoenix, AZ 85016
                              Attn: Bruce Macdonough, Esq.

                              Telecopy:  (602) 445-8615

     (c) if to TBF or TBF III, to

                              c/o Thayer Capital Partners
                              1455 Pennsylvania Ave., N.W.
                              Suite 350
                              Washington, D.C. 20004
                              Attn: Jeffrey W. Goettman
                              Telecopy: (202) 371-0391

                              with copies to:

                              BLUM Capital Partners
                              909 Montgomery Street
                              Suite 400
                              San Francisco, CA  94133
                              Attn: Murray A. Indick
                              Telecopy: (415) 434-3130

                              Latham & Watkins
                              555 Eleventh Street, N.W., Suite 1000
                              Washington, D.C. 20004-1304
                              Attn: Eric A. Stern, Esq.
                              Telecopy: (202) 637-2201

     Section 4.5. Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to May 3, 2001.

     Section 4.6. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     Section 4.7. Entire Agreement. This Agreement and all documents and instruments referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

     Section 4.8. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law.

     Section 4.9. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties and any attempt to do so will be null and void ab initio, except that each party hereto may collaterally assign its rights under this Agreement to parties providing financing in connection with the transactions contemplated hereby; provided, however, that the parties acknowledge and agree that any such assignment (i) shall result in the assignee obtaining the same (but not greater) rights than the assignor under this Agreement (it being understood and agreed that the rights of any such assignee shall be subject in all respects to this Agreement) and (ii) shall not relieve the parties hereto of their respective duties or obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     Section 4.10. Release of TBF II. The other parties to the Stockholder Agreement hereby release TBF II from any and all obligations under the Stockholder Agreement.


       IN WITNESS WHEREOF, EFTC, TBF, TBF III and Parent have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

                                 EFTC CORPORATION


                                 _______________________________________
                                 By:
                                 Its:


                                 THAYER-BLUM FUNDING, L.L.C.


                                 _______________________________________
                                 By:
                                 Its:


                                 THAYER-BLUM FUNDING III, L.L.C.


                                 _______________________________________
                                 By:
                                 Its:


                                 EXPRESS EMS CORPORATION


                                 _______________________________________
                                 By:
                                 Its:


                                      S-1